Exhibit 99.B(h)(6)

LICENSE AGREEMENT

This LICENSE AGREEMENT (and all exhibits hereto, this “Agreement”), dated as of May 1, 2015 (the “Effective Date”), is made by and between Victory Capital Management Inc., a New York corporation (“Licensor”), and Compass EMP Funds Trust, a Delaware statutory trust (“Licensee”), on behalf of its individual series funds listed on Exhibit B, their wholly-owned subsidiaries, and all future individual series funds and their wholly-owned subsidiaries.

BACKGROUND

A.            Licensor owns rights to the stock indices listed in Exhibit A hereto and the proprietary data contained therein (such indices and data contained therein, along with all related intellectual property rights, the “Indices”) and Licensor calculates, maintains and publishes the Indices.

B.            Licensee wishes to use the Indices in connection with one or more of Licensee’s series that operate as an open-end registered investment company under the Investment Company Act of 1940, as amended,  (each a “Fund”), including, as of the Effective Date, the Funds described in Exhibit B hereto, their wholly-owned subsidiaries, and any future Funds and their wholly-owned subsidiaries.  Licensee wishes to use the Indices to sponsor, issue, establish, organize, structure, operate, manage, offer, sell, market, promote, write, list, trade, exchange and distribute (collectively, “Sponsor”) the Funds and to make disclosures about the Funds under applicable laws, rules and regulations with respect to the Indices.

C.            Licensee wishes to obtain Licensor’s authorization to use the Indices in connection with the Funds pursuant to the terms and conditions herein.

In consideration of the mutual promises exchanged under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.              Grant of License

1.1          Grant of License. Licensor hereby grants to Licensee a limited, royalty-free, fully paid-up, non-exclusive, non-sublicensable and non-transferable (except as specifically permitted in Section 7.5) license, with respect to each Fund, (a) to use one or more of the Indices as the basis, or as a component, of such Fund to Sponsor such Fund; and (b) to use and refer to one or more of the Indices to Sponsor such Fund and to otherwise make such disclosure about such Fund as Licensee deems necessary, electronically or otherwise, under any applicable laws, rules or regulations.  No further license will be required from Licensor of any securities exchange, stock market or other entity in order to list and trade the Funds.

1.2          Limitation. Licensor represents that it owns the Indices (including all underlying algorithms and methodologies), and the intellectual property rights therein, and reserves all of its rights in the Indices not expressly licensed hereunder or in another agreement between the parties.    For purpose of clarification, nothing herein limits or waives any rights that Licensor would have to use the Indices under applicable law.

Section 2.              Fees. No fees are payable by Licensee in connection with this Agreement.

Section 3.              Indemnification. Licensee will indemnify, defend and hold harmless Licensor, its other affiliates, and its and their officers, directors, employees and agents against any third-party claim of any kind solely to the extent arising out of or related to Licensee’s use of the Indices in material violation of the terms and conditions of its rights hereunder or under any separate agreement between the parties.  Licensor will indemnify, defend and hold harmless Licensee, its other affiliates, and its and their officers, directors, employees and agents against any third-party claim of any kind arising out of or related to allegations that the Indices or Licensee’s use thereof in accordance with Licensee’s rights hereunder or under any separate agreement between the parties constitute infringement, misappropriation or other violation of any intellectual property rights or other rights of such third party.

Section 4.              Disclaimer of Warranties. EXCEPT AS PROVIDED HEREIN, THE INDICES ARE PROVIDED “AS IS” WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND LICENSOR EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE INDICES AND ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

Section 5.              Limitation of Liability. EXCEPT WITH RESPECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 3, (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, WHETHER ARISING IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, WARRANTY, STRICT LIABILITY OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) NEITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF WILL EXCEED FIFTY THOUSAND DOLLARS ($50,000).

Section 6.              Term and Termination. This Agreement will commence on the Effective Date and will continue in effect thereafter unless and until terminated. Either party may terminate this Agreement if the other party materially breaches this Agreement and does not cure such breach within thirty (30) days of notice thereof. Licensor may terminate this Agreement upon thirty (30) days’ prior notice in the event that (1) the investment advisory agreement between Licensor and Licensee is terminated with respect to one or more Funds (such Funds, “Terminated Funds”), but any such termination of this Agreement will be limited to such Terminated Funds, (2) a change in law or in the supply of data necessary to calculate and maintain one or more Indices is reasonably likely (in Licensor’s opinion) to result in Licensor’s inability to provide the affected Index or Indices, or (3) a third-party infringement claim involving the affected Index or Indices. Upon termination of this Agreement, except as permitted or required (e.g., in connection with required disclosures) under applicable law, Licensee will cease its use of the Indices within a period of six months to enable the Licensee to wind down the use of the Indices.  The following provisions will survive any termination of this Agreement: Section 1.2, Section 2, Section 3, Section 4, Section 5, Section 6 and Section 7.

Section 7.              General Provisions

7.1          Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized representative of each of the parties.

7.2          Confidentiality. Except as permitted herein or as required by applicable laws, rules or regulations, each party agrees to keep confidential and not to disclose to third parties, other than to its employees, professional consultants and advisors under suitable obligations of non-disclosure, any of the other party’s confidential or proprietary information, including any confidential or proprietary information disclosed pursuant to this Agreement (“Confidential Information”). Each party shall use the same level of care with the Confidential Information of the other party as it uses with its own confidential information. Notwithstanding the foregoing, Confidential Information shall not include any information that is (a) publicly available other than through the unauthorized disclosure by the receiving party, (b) independently developed by the receiving party or its professional consultants or advisors, (c) known to the receiving party or its professional consultants or advisors before the disclosure thereof by the disclosing party, or (d) disclosed to the receiving party by any other person without any obligation of confidentiality to the disclosing party. The provisions of this section shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

7.3          Notices. All notices and other communications hereunder will be in writing and will be deemed duly given when received. All notices hereunder will be delivered to the addresses set forth below:

(a)           if to Licensor:

Victory Capital Management Inc.

Attention: Michael Policarpo, Chief Financial Officer

4900 Tiedeman Road, 4th Floor

Brooklyn, Ohio 44144

(b)           if to Licensee:

Compass EMP Funds Trust

Attention: Christopher K. Dyer, President

4900 Tiedeman Road, 4th Floor

Brooklyn, Ohio 44144

with a copy to (which copy will not constitute notice):

Jay G. Baris

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

7.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated by this Agreement will be consummated as originally contemplated to the fullest extent possible.

7.5          Assignment. Neither this Agreement, nor any of the rights or obligations hereunder, may be assigned by either party without the prior written consent of the other party, except that Licensor may assign this Agreement to a third party without the consent of Licensee in connection with a merger or consolidation, or a divestiture or sale of all or substantially all of Licensor’s business or assets.  This Agreement and its rights and obligations will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.6          Governing Law. This Agreement will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of New York, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York.

7.7          Waivers. No failure or delay of a party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such party.

7.8          Interpretation; Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections are references to Sections in this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a business day will instead be taken on the next business day. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires.

7.9          Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. This Agreement may be executed by facsimile or electronic signature in portable document format (.pdf) and a facsimile or electronic signature in portable document format (.pdf) will constitute an original for all purposes.

7.10        Integration. This Agreement constitutes the entire agreement between Licensor and Licensee and supersedes all prior or contemporaneous agreements, written, oral or otherwise, concerning the subject matter of this Agreement, other than any license agreement with respect to the use of the mark “Compass EMP” or “Compass EMP Funds” or any derivative name thereof.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the Effective Date.

VICTORY CAPITAL MANAGEMENT INC.		COMPASS EMP FUNDS TRUST ON BEHALF OF ITS INDIVIDUAL SERIES FUNDS AND THEIR WHOLLY-OWNED SUBSIDIARIES LISTED ON EXHIBIT B AND ANY FUTURE SERIES FUNDS AND THEIR WHOLLY-OWNED SUBSIDIARIES.

By:	/s/ Michael Policarpo	By:	/s/ Christopher K. Dyer

Name:	Michael Policarpo	Name:	Christopher K. Dyer

Title:	Chief Financial Officer	Title:	President

Exhibit A

Current as of December 31, 2015

Indices

INDEX CODE	INDEX NAME
CEMPDEV	CEMP International 500 Volatility Weighted Index
CEMPDEVT	CEMP International 500 Volatility Weighted Index TR
CEMPDVHG	CEMP International 500 Long-Cash Volatility Weighted Index TR
CEMPDVHGP	CEMP International 500 Long-Cash Volatility Weighted Index
CEMPEM	CEMP Emerging Market 500 Volatility Weighted Index
CEMPEMT	CEMP Emerging Market 500 Volatility Weighted Index TR
CEMPEMD	CEMP Emerging Market High Dividend 100 Volatility Weighted Index
CEMPEMDT	CEMP Emerging Market High Dividend 100 Volatility Weighted Index TR
CEMPID	CEMP International High Dividend 100 Volatility Weighted Index
CEMPIDT	CEMP International High Dividend 100 Volatility Weighted Index TR
CEMPRE	CEMP U.S. REIT 100 Volatility Weighted Index
CEMPRET	CEMP U.S. REIT 100 Volatility Weighted Index TR
CEMPREH	CEMP U.S. REIT Long-Cash Volatility Weighted Index TR
CEMPREHP	CEMP U.S. REIT Long-Cash Volatility Weighted Index
CEMPSMH	CEMP U.S. Small Cap 500 Long/Cash Volatility Weighted Index
CEMPSMHT	CEMP U.S. Small Cap 500 Long/Cash Volatility Weighted Index TR
CEMPULD	CEMP U.S. Large Cap High Dividend 100 Volatility Weighted Index
CEMPULDT	CEMP U.S. Large Cap High Dividend 100 Volatility Weighted Index TR
CEMPULH	CEMP U.S. High Dividend 100 Long/Cash Volatility Weighted Index
CEMPULHT	CEMP U.S. High Dividend 100 Long/Cash Volatility Weighted Index TR
CEMPUSD	CEMP U.S. Small Cap High Dividend 100 Volatility Weighted Index

CEMPUSDT	CEMP U.S. Small Cap High Dividend 100 Volatility Weighted Index TR
CEMPUSHG	CEMP U.S. Large Cap 500 Long-Cash Volatility Weighted Index TR
CEMPUSHGP	CEMP U.S. Large Cap 500 Long-Cash Volatility Weighted Index
CEMPUSL	CEMP U.S. Large Cap 500 Volatility Weighted Index
CEMPUSLT	CEMP U.S. Large Cap 500 Volatility Weighted Index TR
CEMPUSS	CEMP U.S. Small Cap 500 Volatility Weighted Index
CEMPUSST	CEMP U.S. Small Cap 500 Volatility Weighted Index TR

Exhibit B

Current December 31, 2015

Funds

Victory CEMP US 500 Volatility Wtd Index Fund

Victory CEMP Commodity Enhanced Volatility Wtd Index Strategy Fund and its wholly owned subsidiary, CEMPCLSSF Fund Ltd.

Victory CEMP Commodity Volatility Wtd Index Strategy Fund and its wholly owned subsidiary, CEMPCSVWF Fund Ltd.

Victory CEMP Market Neutral Income Fund

Victory CEMP US 500 Enhanced Volatility Wtd Index Fund

Victory CEMP US Small Cap Volatility Wtd Index Fund

Victory CEMP Long/Short Strategy Fund

Victory CEMP International Volatility Wtd Index Fund

Victory CEMP International Enhanced Volatility Wtd Index Fund

Victory CEMP Emerging Market Volatility Wtd Index Fund

Victory CEMP US EQ Income Enhanced Volatility Wtd Index Fund

Victory CEMP US Large Cap High Dividend Volatility Wtd Fund

Victory CEMP Multi-Asset Growth Fund

Victory CEMP Multi-Asset Balanced Fund

Victory CEMP Alternative Strategies Fund

Victory CEMP Ultra Short-Term Fixed Income Fund

Victory CEMP REC Enhanced Volatility Weighted Fund

Victory CEMP Enhanced Fixed Income Fund

Victory CEMP US Discovery Enhanced Volatility Wtd Index ETF

Victory CEMP US Developed Enhanced Volatility Wtd Index ETF

Victory CEMP US EQ Income Enhanced Volatility Wtd Index ETF

Victory CEMP US 500 Volatility Wtd Index ETF

Victory CEMP US 500 Enhanced Volatility Wtd Index ETF

Victory CEMP US Small Cap Volatility Wtd Index ETF

Victory CEMP International Volatility Wtd Index ETF

Victory CEMP Emerging Market Volatility Wtd Index ETF

Victory CEMP US Large Cap High Dividend Volatility Wtd Index ETF

Victory CEMP US Small Cap High Dividend Volatility Wtd Index ETF

Victory CEMP International High Dividend Volatility Wtd Index ETF

Victory CEMP Emerging Market High Dividend Volatility Wtd Index ETF